Exhibit (b)(1)

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036

THE BANK OF NOVA SCOTIA

650 West Georgia Street

Suite 1800

Vancouver, BC

Canada V6B 4N7

August 11, 2013

DFC Holdings, LLC

c/o Castle & Cooke, Inc.

10900 Wilshire Boulevard

Los Angeles, California 90024

Attention: David H. Murdock

Project Fresh

$675,000,000 Term Facility

$150,000,000 ABL Facility

$325,000,000 Senior Bridge Facility

Commitment Letter

Ladies and Gentlemen:

DFC Holdings, LLC, a Delaware limited liability company (“you” or “Holdings”) has advised each of Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and The Bank of Nova Scotia (“Scotia” and, together with DBNY, DBCI, DBSI, Bank of America and Merrill Lynch, collectively, the “Agents”, “we” or “us”) that you intend to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheets referred to below).

1. Commitments.

In connection with the foregoing, (i) each of DBNY, Bank of America and Scotia (collectively, the “Initial Term Facility Lenders”) is pleased to advise you of its several and not joint commitment to provide 40%, 30% and 30%, respectively, of the entire principal amount of the Term Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (together with the exhibits attached hereto, this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Facility Term Sheet”), (ii) each of DBNY, Bank of America and Scotia (collectively, the “Initial ABL Facility Lenders”) is pleased to advise you of its several and not joint commitment to provide 40%, 30% and 30%, respectively, of the entire principal amount of the ABL Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit C

(the “ABL Facility Term Sheet”) and (iii) each of DBCI, Bank of America and Scotia (collectively, the “Initial Bridge Facility Lenders” and collectively with the Initial Term Facility Lenders and the Initial ABL Facility Lenders, the “Initial Lenders”) is pleased to advise you of its several and not joint commitment to provide 40%, 30% and 30%, respectively, of the entire principal amount of the Senior Bridge Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit D (the “Senior Bridge Facility Term Sheet” and, together with the Term Facility Term Sheet, the ABL Facility Term Sheet and Exhibit E attached hereto, the “Term Sheets”).

2. Titles and Roles.

You hereby appoint (a) each of DBSI, Merrill Lynch and Scotia to act, and each of DBSI, Merrill Lynch and Scotia hereby agrees to act, as joint book running managers and joint lead arrangers for the Facilities (in such capacity, the “Lead Arrangers”) (it being understood that DBSI shall have “top left placement” in any listing of the Lead Arrangers and shall have the rights and responsibilities customarily associated with such name placement), (b) DBNY to act, and DBNY hereby agrees to act, as sole administrative agent and collateral agent for the Term Facility, (c) DBNY to act, and DBNY hereby agrees to act, as sole administrative agent and collateral agent for the ABL Facility, (d) DBCI to act, and DBCI hereby agrees to act, as sole administrative agent for the Senior Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and (e) Merrill Lynch and Scotia (or either of their designated affiliates) to act, and each of Merrill Lynch and Scotia agrees to act as a co-syndication agent for each of the Facilities. Each of DBSI, Merrill Lynch, Scotia, DBNY and DBCI will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles.

You agree that, except as contemplated above, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

3. Syndication.

The Lead Arrangers reserve the right, prior to and/or after the execution of definitive documentation for the Facilities (the “Credit Documentation”), to syndicate all or a portion of our commitments with respect to the Facilities to a group of banks, financial institutions and other lenders identified by us in consultation with you and reasonably acceptable to you (your consent not to be unreasonably withheld, delayed or conditioned) (together with the Initial Lenders, the “Lenders”). Notwithstanding the foregoing, we will not syndicate to those banks, financial institutions and other institutional lenders separately identified in writing by you to us prior to the date hereof or to competitors (other than bona fide fixed income investors, banks (or similar financial institutions) or debt funds) of the Company and its subsidiaries identified in writing by you to us from time to time prior to the date hereof or after the Syndication Date (collectively, the “Disqualified Lenders”). All aspects of the syndication of the Facilities, including, without limitation, timing, potential syndicate members to be approached (subject to your consultation and consent rights set forth in this paragraph), titles, allocations and division of fees, shall be determined by (and coordinated through) the Lead Arrangers in consultation with you.

We intend to commence our syndication efforts with respect to the Facilities promptly upon your execution and delivery to us of this Commitment Letter, and, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 90 days after the Closing Date (such earlier date, the “Syndication Date”), you agree to use your commercially reasonable efforts to assist us in completing a syndication that is reasonably satisfactory to us and you. Such assistance shall include (a)

your using commercially reasonable efforts to ensure that any syndication efforts benefit from your and, the Acquired Business’ existing lending and investment banking relationships, (b) direct contact between senior management, representatives and advisors of you (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Acquired Business) on the one hand and the proposed Lenders and rating agencies identified by the Lead Arrangers on the other hand, at times and places mutually agreed upon, (c) assistance by you (and your using commercially reasonable efforts to cause the assistance by the Acquired Business) in the prompt preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) for each of the Facilities and other customary marketing materials and information reasonably deemed necessary by the Lead Arrangers to complete a successful syndication (collectively, the “Information Materials”) for delivery to potential syndicate members and participants, including, without limitation, estimates, forecasts, projections and other forward-looking financial information regarding future performance of Holdings, the Company and their subsidiaries (the “Projections”), (d) the hosting, with the Lead Arrangers, of one or more meetings with prospective Lenders at times and locations to be mutually agreed upon and (e) your using commercially reasonable efforts to obtain, prior to the launch of the syndication of the Facilities and the sale of the Senior Notes, ratings (but no specific ratings) for each of the Facilities (other than ABL Facility) and the Senior Notes from each of Standard & Poor’s Financial Services LLC (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate rating and a public corporate family rating (but no specific rating) of the Company from S&P and Moody’s, respectively prior to the launch of syndication of the Facilities and the start of the “roadshow” for the Senior Notes. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law or regulation, or any obligation of confidentiality binding on Holdings, the Company or any of their respective affiliates. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (i) none of the foregoing or compliance with any other provisions of paragraph 3 of this Commitment Letter shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facilities shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

To ensure an orderly and effective syndication of the Facilities and the commitments provided herein, you agree that prior to the Syndication Date, you will not (or, in the case of the Acquired Business and its subsidiaries, you will use commercially reasonable efforts to ensure that it will not) announce, issue, offer, place or arrange any debt securities or commercial bank or other credit facilities (including refinancings and renewals of debt but excluding the Senior Notes and the Facilities) of, or on behalf of, you, the Borrower, the Acquired Business or any of your or their subsidiaries if such announcement, issuance, offering, placement or arrangement would materially impair the primary syndication of the Facilities or the sale of the Senior Notes as reasonably determined by us (it being understood and agreed that any ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings will not be deemed to materially impair the primary syndication of the Facilities).

You hereby acknowledge that (a) the Agents will make available Information (as defined below) and Projections, and the documentation relating to the Facilities referred to in the paragraph below, to the proposed syndicate of Lenders by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Acquired Business and their subsidiaries or their respective securities). If requested by the Lead Arrangers, you will assist us in preparing a customary additional version of the Confidential Information Memorandum and other Information Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to Holdings, the Acquired Business or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).

It is understood that in connection with your assistance described above, customary authorization letters will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum does not include any material non-public information and exculpate us with respect to any liability related to the use or misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof and exculpate you, the Acquired Business, the existing equity holders of you and the Acquired Business and your and their respective affiliates with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof. Before distribution of any such Confidential Information Memorandum or any related offering and marketing materials, each document to be disseminated by an Agent to any Lender in connection with the Facilities will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information.

You further agree that the following documents may be distributed as Public Lender Information, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed as Private Lender Information: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) customary marketing term sheets and notification of changes in the Facilities’ terms and conditions, (c) drafts and final versions of the Credit Documentation, (d) financial statements of the Acquired Business and (e) other materials (excluding the Projections (as defined above)) that you have instructed the Lead Arrangers or given the Lead Arrangers written permission, to disseminate as Public Lender Information after the initial distribution of Information Materials.

4. Information.

You represent and warrant that (a)(i) no written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, other forward looking information and information of a general or industry specific nature) and (ii) no other information given at information meetings for potential syndicate members and supplied or approved by you or on your behalf (other than the Projections, other forward looking information and information of a general or industry specific nature) (such written information and other information being referred to herein collectively as the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any fact necessary to make the statements therein taken as a whole not materially misleading, in the light of the circumstances under which they were (or hereafter are) made (after giving effect to all supplemental updates thereto at such time) and (b) the Projections that have been or will be made available to the Lead Arrangers by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to the Lead Arrangers, it being recognized by the Agents that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the Syndication

Date (or, if later, the Closing Date) you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly notify us and promptly supplement the Information and the Projections from time to time until the Syndication Date (or, if earlier, the Closing Date) so that such representations and warranties will be correct in all material respects under those circumstances. The accuracy of the foregoing representations and warranties shall not be a condition to our obligations or the funding of the Facilities on the Closing Date. You understand that, in arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. We do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5. Conditions Precedent.

Each Agent’s commitment hereunder, and its agreement to perform the services described herein, are subject to (a) since December 29, 2012 and through the date of the Acquisition Agreement, except as otherwise expressly contemplated by the Acquisition Agreement, there not having been any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, would have a Material Adverse Effect (as defined below) and since the date of the Acquisition Agreement, there not occurring or having taken place a Material Adverse Effect (as defined below) and (b) the applicable conditions in this Section 5 and those set forth in the section entitled “Conditions Precedent” in Exhibit B attached hereto, the section entitled “Conditions Precedent” in Exhibit C attached hereto, the section entitled “Conditions Precedent” in Exhibit D attached hereto and in Exhibit E attached hereto. Upon satisfaction (or waiver by us) of such conditions, the initial funding of the Facilities shall occur, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Credit Documentation, other than those expressly set forth in this paragraph.

As used herein, the term “Material Adverse Effect” shall mean any adverse development, change, effect, event, occurrence, circumstance or state of facts (a) that has a material adverse effect on the financial condition, business, assets, properties, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) which would prevent or materially impair the ability of the Company to consummate the Merger, which has occurred or would reasonably be expected to occur as a result of such development, change, effect, event, occurrence, circumstance or state of facts, excluding in each case (i) any development, change, effect, event, occurrence, circumstance or state of facts resulting from general changes in economic and financial market conditions, (ii) changes in conditions (including as a result of changes in laws, including without limitation, common law, tariffs, export and import laws, rules and regulations or the interpretations thereof and as a result of weather conditions) generally applicable to the fresh produce industry that are not unique to the Company and its Subsidiaries, (iii) changes resulting from the announcement of the transactions described in the Acquisition Agreement or the identity of the Parent or the Purchaser or from the performance of the Acquisition Agreement and compliance with the covenants set forth therein, (iv) any actions required under the Acquisition Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, (v) any decline in the market price, or change in trading volume, of any capital stock of the Company or (vi) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow, cash position or other financial measures (provided that the underlying cause of any decline, change or failure referred to in clause (v) or (vi) (if not otherwise falling within clauses (i) through (vi) above) may be taken into account in determining whether there is a “Material Adverse Effect”), except in the case of clauses (i) and (ii), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there is a “Material Adverse Effect”)). Notwithstanding the foregoing, a “Material Adverse Effect” shall be deemed to have occurred if, following the date of this Agreement, the Company and its Subsidiaries incur judgments or costs in connection with Proceedings (which judgments or costs are not covered by insurance or other third-party indemnity and which are likely, in the opinion of the Company’s general counsel, to be sustained on appeal or otherwise enforced against the Company or a Subsidiary of the Company) in an amount which results in an event of default under and an acceleration of the Existing Credit Agreement (as defined in Exhibit A). Capitalized terms used in the definition set forth above and not otherwise defined in this Commitment Letter shall have the meanings given such terms by the Acquisition Agreement as in effect on the date hereof.

Notwithstanding anything set forth in this Commitment Letter, the Term Sheets, the Fee Letter or the Credit Documentation, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (x) such of the representations made by (or relating to) the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your applicable affiliate has) the right (determined without regard to any notice requirement) to terminate your (or your affiliate’s) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations (the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Section 5 and in the section entitled “Conditions Precedent” in Exhibit B attached hereto, the section entitled “Conditions Precedent” in Exhibit C attached hereto, the section entitled “Conditions Precedent” in Exhibit D attached hereto and in Exhibit E attached hereto are satisfied (or waived by us) (it being understood that to the extent any Collateral referred to in the Term Facility Term Sheet or ABL Facility Term Sheet may not be perfected by (A) the filing of a UCC financing statement or (B) taking delivery and possession of stock certificates, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Secured Credit Facilities on the Closing Date but, instead, may be accomplished within 90 days after the Closing Date or such longer period as may be acceptable to DBNY in its discretion). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower, Solvest and the Guarantors (after giving effect to the Transaction) set forth in the Term Sheets relating to corporate or other organizational existence, organizational power and authority relating to the entering into and performance of the Credit Documentation, the due authorization, execution, delivery, validity and enforceability of the Credit Documentation against the Borrower, Solvest and the Guarantors, no conflicts of Credit Documentation with organizational documents of the Borrower, Solvest and the Guarantors or material laws, Federal Reserve margin regulations, the Investment Company Act of 1940, as amended, solvency of Holdings and its subsidiaries on a consolidated basis as of the Closing Date (after giving pro forma effect to the Transaction), Patriot Act/“know your customer” laws, OFAC/anti-terrorism laws, FCPA and, subject to the last parenthetical appearing in the preceding sentence and permitted liens as set forth in the Credit Documentation, the creation, validity, perfection and priority of the security interests granted in the proposed Collateral. The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”.

6. Fees.

As consideration for each Agent’s commitment hereunder, and its agreement to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

7. Expenses; Indemnification.

You hereby agree (i) to reimburse the Agents, within 30 days (or in the case of amounts to be reimbursed on the Closing Date in accordance with paragraph 9 of Exhibit E, three business days) of presentation of a summary statement, for all reasonable and out-of-pocket expenses actually incurred by any of the Agents (including reasonable fees and expenses of one primary counsel for the Agents taken as a whole (and, solely in the case of a conflict of interest, one additional counsel as necessary to the affected Agents taken as whole), and, one local counsel in each relevant jurisdiction), in each case, incurred in connection with the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation (including in connection with our due diligence and syndication efforts) and expenses in connection with the field examinations and inventory appraisals (the “Expenses”); provided that, except as set forth in the Fee Letter and except for Expenses in connection with field examinations and inventory appraisals in an aggregate amount not to exceed $250,000, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur and (ii) to indemnify and hold harmless each Agent and each other agent or co-agent (if any) designated by the Agents with respect to the Facilities (each, a “Co-Agent”), each Lender (including, without limitation, each Initial Lender) and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “Indemnified Person”), from and against any and all actions, suits, proceedings (including any investigations or inquiries, claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Co-Agent, any Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter or the Fee Letter and, upon demand, to pay and reimburse each Agent, each Co-Agent, each Lender and each other Indemnified Person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable out-of-pocket legal (limited to one counsel for all Indemnified Persons taken as a whole and, if necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Persons similarly situated taken as a whole) or other reasonable out-of-pocket expenses actually paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent, any Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party, by the Company or by you or any of your or their respective affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability (i) to the extent same resulted from the gross negligence or willful misconduct of such Indemnified Person or such Indemnified Person’s principals, directors, officers, employees, representatives, agents or control persons, in each case, which are rendering services on behalf of such Indemnified Person in connection with the Transaction or have gained access to information provided pursuant to this Commitment Letter (as to any Indemnified Person, its “Related Indemnified Persons”), (ii) to the extent resulting from a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s Related Indemnified Persons (in each case of the preceding clauses (i) or (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (iii) to the extent resulting from any dispute that does not involve an act or omission by you or any of your affiliates (other than any action involving a claim against an Indemnified Person in its capacity as an arranger or agent or any similar capacity for the Facilities). Each Indemnified Person shall promptly notify you upon receipt of written notice of any threat to institute a claim; provided that any failure by any Indemnified Person to give such notice shall not relieve you from your obligation to indemnify such Indemnified Person. Each Indemnified Person agrees to refund and return any and all amounts paid by you to such Indemnified Person to the extent such Indemnified Person is determined by a court of competent jurisdiction in a final and non-appealable judgment to not be entitled to such reimbursement. Neither any Agent nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications, internet-based or other information transmission systems (including IntraLinks, SyndTrak Online or email), except to the extent such damages have resulted from the willful misconduct or gross negligence of such Agent or any of its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Notwithstanding anything to the contrary set forth herein, neither any Indemnified Person nor you (except, in the case of you, as a result of your indemnification obligations as set forth above) shall be liable for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Fee Letter or the financing contemplated hereby or thereby. You shall not be liable for any settlement of any Proceeding effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, you agree to indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with, and subject to, this Section 7.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each Agent reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliates may agree in their sole discretion. You acknowledge that (i) subject to the confidentiality provisions set forth herein, each Agent may share with any of its affiliates, and such affiliates may share with such Agent, any information related to the Transaction, Holdings, the Borrower, the Acquired Business, (and their respective subsidiaries and affiliates), or any of the matters contemplated hereby and (ii) each Agent and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies without your prior written consent. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms’-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that each Agent (or its affiliate) is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Agent or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Acquired Business and your and their respective subsidiaries and other companies with which you, the Acquired Business or the Borrower or your respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Agent, any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9. Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your affiliates, officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) if we consent in writing to any such proposed disclosure, or (c) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review; provided that (i) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) in any prospectus or other offering memorandum relating to the Senior Notes or in any filing with the SEC in connection with the Transaction, (ii) you may disclose the Term Sheets and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for the Borrower and the Facilities, (iii) you may disclose the aggregate fees contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Senior Notes or in any public release or filing relating to the Transaction, (iv) you may disclose the Term Sheets (and the contents thereof) to potential Lenders and their affiliates involved in the related commitments and to rating agencies in connection with obtaining ratings for the Borrower and the Facilities, (v) you may disclose this Commitment Letter (but not the Fee Letter) in any proxy relating to the Transaction, (vi) you may disclose this Commitment Letter and the contents thereof to the Company and its officers, directors, employees, agents, attorneys, accountants, advisors, and controlling persons, on a confidential and need to know basis, and (vii) to the extent the amount of fees and other economic terms set forth herein have been redacted in a manner to be reasonably agreed upon, you may disclose the Fee Letter and the contents thereof to the Company and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons on a confidential and need to know basis. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter.

The Agents and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Agent from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Agent, to the extent permitted by law, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over such Agent or any of its affiliates, their business or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Agent or any of its affiliates, (d) to the extent that such information is or was received by such Agent from a third party that is not to its knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by such Agent, (f) to such Agent’s respective affiliates and its and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations (which may be oral or pursuant to customary syndication practice) in each case who are instructed that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” or similar defense, (i) to the extent necessary in connection with the enforcement of their respective rights hereunder or under the Fee Letter or (j) to the extent permitted by Section 11 hereof in respect of the customary advertisements and promotional materials contemplated thereby; provided that (i) the disclosure of any such information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of the Lead Arrangers or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by any of us to any person that is at such time a Disqualified Lender. The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery of the Credit Documentation and initial funding thereunder (or, in the event that any Senior Notes are issued on the Closing Date, upon the initial funding of the Senior Secured Credit Facilities only) or shall expire on the second anniversary of the date hereof, whichever occurs earlier.

10. Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not (other than any assignment as a matter of law in connection with your merger with the Company) be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. Each Agent may assign its commitment hereunder to one or more prospective Lenders; provided that (a) no Agent shall be relieved or novated from its obligations hereunder in connection with any syndication, assignment or participation of the Facilities (including its commitments in respect thereof) until after the initial funding of the Facilities and (if applicable) the issuance of the Senior Notes on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of any Agent’s commitments in respect of the Facilities until the initial funding of the Facilities and (if applicable) the issuance of the Senior Notes on the Closing Date and (c) unless you agree in writing, each Agent shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the applicable Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Facilities and (if applicable) the issuance of the Senior Notes on the Closing Date has occurred. Any and all obligations of, and services to be provided by an Agent hereunder (including, without limitation, the commitment of such Agent) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their respective affiliates or branches.

11. Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. You acknowledge that information and documents relating to the Facilities may be transmitted through Intralinks, the internet, email or similar electronic transmission systems and that no Agent shall be liable for any damages arising from the use by others of information or documents transmitted in such manner. Each Agent may, (i) with your prior written consent (not to be unreasonably withheld, conditioned or delayed), place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as they may choose, and (ii) circulate similar promotional materials, after the closing of the Transaction in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, in each case, all at the expense of the Agents. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. Matters that are not covered or made clear in this Commitment Letter or in Fee Letter are subject to mutual agreement of the parties hereto. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION); provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not such Material Adverse Effect has occurred), (b) the determination of the accuracy of any representations of the Company and whether as a result of any inaccuracy thereof you (or your affiliates) has the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

12. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County; provided, however, that each Agent shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or Federal court sitting in New York County, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14. Surviving Provisions.

The indemnification, confidentiality, fees, assignment, syndication, absence of agency or fiduciary duty, survival, jurisdiction, service of process, venue, governing law and waiver of jury trial provisions contained herein and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Agents hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter (but not the Fee Letter), other than those provisions relating to confidentiality and the syndication of the Facilities, shall automatically terminate and be superseded by the definitive Credit Documentation relating to the Facilities upon the initial funding thereunder and you shall be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Facilities (or a portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

15. PATRIOT Act Notification.

Each Agent hereby notifies you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “PATRIOT Act”), such Agent is required to obtain, verify and record information that identifies the Borrower and any other borrowers and guarantors under the Facilities, which information includes the name, address, tax identification number and other information regarding the Borrower and such other borrowers and guarantors that will allow such Agent to identify the Borrower and such other borrowers and guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender.

16. Termination and Acceptance.

Each Agent’s commitments with respect to the Facilities as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 5:00 p.m., New

York City time, on February 11, 2014, unless on or prior to such time the Transaction has been consummated, (ii) in the case of the Initial Bridge Facility Lenders’ commitments with respect to the Senior Bridge Facility only, the date of the issuance of the Senior Notes (in escrow or otherwise) in lieu of a borrowing thereunder, (iii) any time after the execution of the Acquisition Agreement and prior to the consummation of the Acquisition, the date of the termination of the Acquisition Agreement, or (iv) with respect to any Facility, the consummation of the Acquisition without the use of such Facility.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on August 12, 2013. The commitments of each Agent hereunder, and the Agents’ agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Scottye Lindsey
	Name:	Scottye Lindsey
	Title:	Director

By:	/s/ Enrique Landaeta
	Name:	Enrique Landaeta
	Title:	Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Scottye Lindsey
	Name:	Scottye Lindsey
	Title:	Director

By:	/s/ Enrique Landaeta
	Name:	Enrique Landaeta
	Title:	Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Chris Dorsett
	Name:	Chris Dorsett
	Title:	Director

By:	/s/ William Frauen
	Name:	William Frauen
	Title:	Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Elaine Kao
	Name:	Elaine Kao
	Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Elaine Kao
	Name:	Elaine Kao
	Title:	Director

THE BANK OF NOVA SCOTIA

By:	/s/ Diane Emanuel
	Name:	Diane Emanuel
	Title:	Managing Director

Accepted and agreed to as of
the date first above written:

DFC HOLDINGS, LLC

By:	/s/ Scott A. Griswold
	Name:	Scott A. Griswold
	Title:	Manager

Exhibit A

Project Fresh

$675,000,000 Term Facility

$150,000,000 ABL Facility

$325,000,000 Senior Bridge Facility

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the commitment letter to which this Exhibit A is attached.

Holdings intends to (i) acquire (the “Acquisition”) all of the outstanding common stock of Dole Food Company, Inc. (the “Company” and together with its subsidiaries collectively, the “Acquired Business”) other than the Rollover Equity (as defined below) for a cash purchase price not to exceed $13.50 per share from the existing shareholders of the Company pursuant to a merger of DFC Merger Corp., a newly formed wholly-owned domestic subsidiary of Holdings (“Merger Sub”) with and into the Company in accordance with an Agreement and Plan of Merger, dated as of August 11, 2013 (the “Acquisition Agreement”), and (ii) concurrently with the consummation of the Acquisition, refinance the Acquired Business’ outstanding senior secured credit agreement (the “Existing Credit Agreement”) (the “Refinancing”). After the consummation of the Acquisition, all of the outstanding equity interests of Holdings will be owned, directly or indirectly, by David H. Murdock and his controlled affiliates (collectively, the “Equity Investors”), and all equity interests of the Company will be owned by Holdings.

The sources of funds needed to effect the Acquisition and the Refinancing, to pay all fees and expenses incurred in connection with the Transaction (the “Transaction Costs”) and to provide for the working capital needs and general corporate requirements of the Borrower and its subsidiaries after giving effect to the Acquisition shall be provided solely through:

(i) a cash common equity contribution to Holdings from the Equity Investors in an aggregate amount of at least $200 million which shall be contributed to Merger Sub as common equity (the “Cash Common Equity Financing”);

(ii) the contribution to Holdings and further contribution by Holdings to Merger Sub of all outstanding common equity of the Company currently held by David H. Murdock and his controlled investment affiliates (the “Rollover Equity” and together with the Cash Common Equity Financing, the “Common Equity Financing”);

(iii) senior secured financing consisting of (i) a $675 million term loan facility (the “Term Facility”) and (ii) a $150 million asset based revolving credit facility (the “ABL Facility” and, together with the Term Facility, the “Senior Secured Credit Facilities”); provided that, except as expressly permitted in Clause A.4. in the subsection entitled “Use of Proceeds” in Exhibit C, no portion of the ABL Facility may be utilized to make payments owing to finance the Acquisition or the Refinancing or to pay Transaction Costs;

(iv) either (x) the issuance and sale by the Borrower of $325 million in aggregate principal amount of unsecured senior notes (the “Senior Notes”) in a non-public “144A for life” offering or (y) if and to the extent that the Borrower does not issue the Senior Notes in such aggregate amount on or prior to the Closing Date, the incurrence of loans in an aggregate principal amount equal to the remainder of $325 million less the aggregate principal amount of Senior Notes issued pursuant to the immediately preceding clause (x) (the “Senior Bridge

A-1

Loans”) from one or more lenders under a new unsecured senior bridge facility (the “Senior Bridge Facility” and, together with the Senior Secured Credit Facilities, being collectively referred to as the “Facilities” and each a “Facility”); and

(v) cash on hand of the Acquired Business.

The date on which the Acquisition is consummated and the initial borrowings are made under any of the Facilities (or in lieu of borrowing under the Senior Bridge Facility, the issuance of the Senior Notes) is referred to herein as the “Closing Date”.

The transactions described above are collectively referred to herein as the “Transaction”. Notwithstanding the foregoing, at the option of the Lead Arrangers, the Term Facility may be provided through an incremental term loan under, and amendment to, the Existing Credit Agreement (which may include the roll-over of the existing term loans in lieu of the Refinancing with respect thereto) in which case the terms of this Commitment Letter (including the Term Facility Term Sheet) shall apply to such amendment mutatis mutandis.

A-2

Exhibit B

Project Fresh

$675 million Term Facility

Summary of Principal Terms and Conditions

Borrowers:	Initially, Merger Sub and, immediately following the Merger, the Company (the “Borrower”); provided that, at the option of the Borrower, so long as no adverse tax consequences would result therefrom, a portion of the Term Loans in an amount to be agreed may be borrowed by Solvest, Ltd. (which borrowings would be guaranteed and secured by foreign subsidiaries of the Borrower to be mutually agreed between the Borrower and the Lead Term Facility Arrangers).

Administrative Agent:	DBNY will act as sole administrative agent and collateral agent (in such capacities, the “Term Administrative Agent”) for a syndicate of banks, financial institutions and other lenders (together with DBNY, the “Term Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Book-Running Managers:	DBSI, Merrill Lynch and Scotia will act as the joint lead arrangers and joint book-running managers for the Term Facility (as defined below), and will perform the duties customarily associated with such roles (the “Lead Term Facility Arrangers”).

Term Facility:	A Term B Loan facility in an aggregate principal amount of $675 million (the “Term Facility”).

Use of Proceeds:	The loans made pursuant to the Term Facility (the “Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to finance, in part, the Acquisition and the Refinancing and to pay the Transaction Costs.

Maturity:	The final maturity date of the Term Facility shall be seven years from the Closing Date (the “Term Loan Maturity Date”).

Amortization:	During the first six and three-quarter years following the Closing Date, annual amortization (payable in four equal quarterly installments) of the Term Loans shall be required in an amount equal to 1% of the initial aggregate principal amount of the Term Loans. The remaining aggregate principal amount of Term Loans originally incurred shall be due and payable in full on the Term Loan Maturity Date.

Availability:	Term Loans may only be incurred on the Closing Date. No amount of Term Loans once repaid may be reborrowed.

Amend and Extend:	The documentation for the Term Facility will contain “amend and extend” provisions pursuant to which individual Term Lenders may agree to extend the maturity date of their outstanding Term Loans or term loans under any Incremental Commitments upon the request of the Borrower and without the consent of any other Term Lender subject to customary procedures and limitations (it is understood that no existing Term Lender will have any obligation to commit to any such extension).

Uncommitted Incremental Facilities:	After the Syndication Date, the Borrower will have the right to solicit existing Term Lenders or additional institutions that will become Term Lenders to provide incremental commitments consisting of one or more increases to the Term Facility and/or one or more new tranches of term loans to be made available under the documentation governing the Term Facility (the “Term Facility Documentation”; such incremental term facilities, the “Incremental Term Facilities” with the Incremental Facilities and the Term Facility being collectively called the “Term Loan Facilities” and loans under the Incremental Term Facilities, “Incremental Term Loans”; Term Loans and Incremental Term Loans each being “Loans”) in an aggregate principal amount not to exceed the greater of (A) $100.0 million and (B) any other amount so long as the Senior Secured Net Leverage Ratio (as defined in the Existing Credit Agreement) as of the last day of the most recent fiscal quarter of the Borrower does not exceed 3.0 to 1.0 on a pro forma basis (and excluding the cash proceeds therefrom); provided that (i) no event of default or default exists or would exist after giving effect thereto and the representations and warranties in the Term Facility Documentation shall be true and correct in all material respects (which materiality exception will not apply to representations and warranties qualified by materiality standards), (ii) the maturity date of any Incremental Term Loans shall be no earlier than the Term Loan Maturity Date, (iii) the average life to maturity of any Incremental Term Loans shall be no shorter than the then remaining average life to maturity of the Term Loans, (iv) in the event that the “Yield” (to be defined to give effect to interest rate floors, interest margins and upfront fees or OID) for any Incremental Term Loans is higher than the yield for the Term Loans by more than 50 basis points, then the interest rate margins for the Term Loans shall be increased to the extent necessary so that the Yield for the Term Loans is equal to the Yield for such Incremental Term Loans minus 50 basis points, (v) such Incremental Term Loans shall share in any repayments with the Term Loans on no greater than a pro rata basis and (vi) the other terms and documentation in respect thereof shall be consistent with the Term Loans for so long as such Term Loans remain outstanding. No existing Term Lender shall have any obligation to provide any commitments under the Incremental Term Facilities.

Guaranties:	Holdings and each direct and indirect wholly owned U.S. subsidiary of the Borrower (each, a “Guarantor” and, collectively, the “Guarantors” and together with the Borrower, the “Credit Parties”) shall be required to provide an unconditional guaranty (collectively, the “Guaranties”) of all amounts owing under the Term Facility. Such Guaranties shall be in form and substance reasonably satisfactory to the Term Administrative Agent and shall be guarantees of payment and not of collection.

Security:	All amounts owing under the Term Facility (and all obligations under the Guaranties) will be initially secured by: (A) a perfected lien on, and pledge of, all of the capital stock of each of the direct subsidiaries of the Credit Parties existing on the Closing Date or thereafter created or acquired (such pledge to be limited to 65% of the outstanding voting stock of (x) any “controlled foreign corporation” as defined in Section 956 of the Internal Revenue Code and (y) any Foreign Holding Company), and excluding capital stock of joint ventures to the extent that the pledge thereof could conflict with the terms of such joint venture’s organizational documents or similar agreements, and (B) a perfected lien on, and security interest in, all of the tangible and intangible properties and assets (including all contract rights, material owned real property interests, patents, trademarks, trade names, equipment and proceeds of the foregoing) of each Credit Party (other than the ABL Priority Collateral (as defined below) and other than any Excluded Assets (as defined below) (the “Term Priority Collateral”) and (B) a perfected second priority lien on and pledge of, all inventory, accounts receivable, deposit accounts, securities accounts, and any cash or other assets in such accounts (and, to the extent evidencing or otherwise related to such items, all general intangibles, intercompany debt, insurance proceeds, letter of credit rights, commercial tort claims, chattel paper, instruments, supporting obligations, documents, investment property and payment intangibles but excluding, for the avoidance of doubt, trademarks, tradenames and other intellectual property) of the Credit Parties and the proceeds of any of the foregoing and all books and records relating to, or arising from, any of the foregoing, except to the extent such proceeds constitute Term Priority Collateral, and other than Excluded Assets (the “ABL Priority Collateral” and together with the Term Priority Collateral, the “Collateral”). The rights and obligations of the ABL Lenders (as defined in Exhibit C) under the ABL Facility and the Term Lenders in respect of the Collateral shall be set forth in a customary intercreditor agreement consistent with the Documentation Principles.

Notwithstanding anything to the contrary contained herein, the Collateral shall exclude the following: (i) pledges and security interests prohibited or (to the extent) limited by law and certain agreements (including capital leases, purchase money indebtedness and licenses (other than prohibitions overridden by the UCC, except in the case of purchase money and capital or finance leases), (ii) those properties and assets as to which the Lead Term Facility Arrangers, reasonably determine that the costs of obtaining such security interest or perfection thereof are excessive in relation to the practical benefit to the Term Lenders of the security interest to be afforded thereby (it being understood that none of the foregoing shall be subject to any other liens or security interests, except for permitted liens) and (iii) other customary exceptions (the “Excluded Assets”).

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the preceding paragraphs shall be consistent with the Documentation Principles (as defined below), and shall effectively create first priority security interests in the property purported to be covered thereby (or, in the case of ABL Priority Collateral, second priority security interests), with such exceptions that are consistent with the Documentation Principles.

Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to the Limited Conditionality Provisions.

Refinancing Facilities:	The Term Facility Documentation will permit the Borrower to refinance the Term Loans or any Incremental Term Loans from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”), respectively, under the Term Facility Documentation with the consent of the Term Administrative Agent, the Borrower and the institutions providing such Refinancing Term Facility or with one or more additional series of senior unsecured notes or loans or notes that will be secured by the Collateral on a pari passu basis with the Term Facility or junior lien secured notes or loans that will be secured on a subordinated basis to the Term Facility and the ABL Facility and to the obligations under any senior secured first lien notes, which will be subject to a customary intercreditor agreement reasonably acceptable to the Term Administrative Agent and the Borrower (such notes, “Refinancing Notes” and, together with the Refinancing Term Facilities, the “Refinancing Indebtedness”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, or with respect to Refinancing Notes, have mandatory redemption features (other than customary asset sale and change of control offers or events of default) that could result in redemptions of such Refinancing Notes prior to, the maturity date of the Term Loans or of any Incremental Term Loans, in either case that are being refinanced, (ii) the amount of any Refinancing Indebtedness does not exceed the amount of indebtedness being refinanced plus any fees, costs and expenses related thereto (including original issue discount or upfront fees), (iii) any Refinancing Indebtedness is not guaranteed by any subsidiaries of the Borrower that are not Credit Parties and (iv) any Refinancing Indebtedness is not secured by any collateral that is not pledged by the Credit Parties to secure the Term Facility. This provision is not intended to limit the Borrower’s rights to otherwise prepay the Term Loans as set forth below.

Documentation:	The definitive documentation for the Term Facility will be based on the Borrower’s existing credit agreement with modifications to reflect differences in the Borrower’s ratings and leverage and market conditions at the time of syndication, and will contain the terms set forth in this Exhibit B and will be mutually agreeable to the Borrower and Lead Arrangers and otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date (such precedent and requirements, the “Documentation Principles”). Notwithstanding the foregoing, the only conditions to the availability of the Term Facility on the Closing Date shall be the applicable conditions set forth in or referred to in Section 5 of the Commitment Letter.

Voluntary Prepayments:	Voluntary prepayments may be made at any time on three business days’ notice in the case of LIBOR Loans, or one business days’ notice in the case of Base Rate Loans (or same day notice in the case of Swingline Loans), without premium or penalty (except as otherwise provided under the heading “Prepayment Fee” below), in minimum principal amounts to be mutually agreed; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Voluntary prepayments of Term Loans shall be applied pro rata to each outstanding tranche of Term Loans and Incremental Term Loans (if any), and shall apply to reduce future scheduled amortization payments of the respective Term Loans and Incremental Term Loans being prepaid in a manner directed by the Borrower.

Mandatory Repayments and Commitment Reductions:	Mandatory repayments of Term Loans and Incremental Term Loans shall be required from (a) 100% of the net cash proceeds (net of taxes and costs and expenses in connection with the sale) from asset sales by the Borrower and its subsidiaries (including sales of equity interests of any subsidiary of by the Borrower) in excess of an amount to be agreed but subject to certain ordinary course and reinvestment exceptions to be mutually agreed, (b) 100% of the net cash proceeds from issuances or incurrences of debt (with appropriate exceptions for permitted indebtedness other than Refinancing Indebtedness) by the Borrower and its subsidiaries, (c) 50% of annual Excess Cash Flow (to be defined to the satisfaction of the Lead Term Facility Arrangers and the Borrower) of the Borrower and its subsidiaries (subject to step downs to be agreed) and (d) 100% of the net cash proceeds from insurance recovery and condemnation events of the Borrower and its subsidiaries (subject to certain reinvestment rights to be mutually agreed). Notwithstanding the foregoing, no net cash from any foreign asset sale or foreign casualty event will be required to be applied to make a mandatory prepayment.

All mandatory repayments of Term Loans made pursuant to clauses (a) through (d), inclusive, above will be applied pro rata to each outstanding tranche of Term Loans and Incremental Term Loans (if any), and shall apply to reduce future scheduled amortization payments of the respective Term Loans being repaid pro rata based upon the then remaining amounts of such payments. In addition, after giving effect to the consummation of the Transaction on the Closing Date, all commitments under the Term Facility (if any) not required to finance the Transaction shall be terminated in their entirety.

Prepayment Fee:	The occurrence of any Repricing Event (as defined below) prior to the first anniversary of the Closing Date, will require payment of a fee (the “Prepayment Fee”) in an amount equal to 1% of the principal amount of Term Loans subject to such prepayment, repayment or Repricing Event.

As used herein, the term “Repricing Event” shall mean (except in connection with a Change of Control) (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement indebtedness bearing interest with a Yield less than the Yield applicable to the Term Loans subject to such event and (ii) any amendment to the Term Facility Documentation which reduces the Yield applicable to the Term Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Term Lender in connection with any such amendment pursuant to so-called yank-a-bank provisions).

Interest Rates:	At the Borrower’s option, Term Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (or if greater at any time, the Base Rate Floor (as defined below)) in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR Loans, which shall bear interest at LIBOR (adjusted for statutory reserve requirements) as determined by the Term Administrative Agent for the respective interest period (or if greater at any time, the LIBOR Floor (as defined below)), plus the Applicable Margin.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Term Loans (A) maintained as Base Rate Loans, 2.75%, and (B) maintained as LIBOR Loans, 3.75%; and (ii) in the case of any Incremental Term Loans incurred pursuant to an Incremental Term Facility (other than any such loans which are added to (and form part of) the Term Facility, all of which shall have the same Applicable Margins as provided in the preceding clause (i), as the same may be adjusted as provided below), such rates per annum as may be agreed to among the Borrower and the Term Lender(s) providing such Incremental Term Loans; provided that the “Applicable Margin” for Term Loans shall be subject to adjustment as provided in clause (iv) of the proviso appearing in the first sentence of the section hereof entitled “Uncommitted Incremental Facilities”).

“Base Rate” shall mean the highest of (x) the rate that the Term Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate and (z) LIBOR for an interest period of one month plus 1.00%.

“Base Rate Floor” shall mean 2.00% per annum.

“LIBOR Floor” shall mean 1.00% per annum.

Interest periods of 1, 2, 3 and 6 months shall be available in the case of LIBOR Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by the applicable borrowing (or, if any such amount does not relate to a borrowing under a specific tranche of the Term Loan Facilities, the rate which is 2% in excess of the rate applicable to Term Loans maintained as Base Rate Loans). Such interest shall be payable on demand.

Yield Protection:	The Term Loan Facilities shall include customary provisions (i) protecting the Term Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (including Dodd-Frank Act or Basel III) and from the imposition of or changes in withholding or other taxes (subject in each case to limitations on time periods for claims and a right of the Borrower to replace any Term Lender making such a claim), (ii) indemnifying the Term Lenders for breakage costs (excluding interest margin) in connection with, among other things, prepayment of LIBOR Rate borrowing other than on the last day of an interest period and (iii) protecting the Borrower with respect to Foreign Account Tax Compliance Act. Such provisions shall be consistent with the Documentation Principles.

Agent/ Lender Fees:	The Term Administrative Agent, the Lead Term Facility Arrangers and the Term Lenders shall receive such fees as have been separately agreed upon.

Conditions Precedent:	A.	To Initial Term Loans:

Those conditions precedent set forth or referred to in Section 5 of the Commitment Letter.

Representations and Warranties:	Subject to qualifications and limitations for materiality consistent with the Documentation Principles, the Term Facility Documentation will contain the following representations and warranties (and applying to Holdings and its subsidiaries): organization; powers; subsidiaries; authorization; enforceability; governmental approvals; no conflicts; financial statements and financial condition; no material adverse effect; properties; litigation; taxes; solvency; environmental matters; labor relations; compliance with laws and agreements; disclosure; margin regulations; security interests; investment company status; and PATRIOT Act, FCPA and OFAC.

Covenants:	Subject to qualifications and exceptions consistent with the Documentation Principles, the Term Facility Documentation will contain the following covenants (in each case applicable to Holdings and its subsidiaries, as appropriate):

Affirmative Covenants:	Financial statements and other information; notices of material events; existence; conduct of business; payment of obligations; maintenance of properties; insurance; inspection rights; compliance with laws; compliance with agreements; use of proceeds; subsidiary guarantees; additional collateral and further assurances, lender calls and maintenance of ratings;

Additionally, there will be a covenant requiring the Borrower and its subsidiaries within 150 days after the Closing Date to enter into a long-term financing arrangement with a counterparty satisfactory to the Lead Term Facility Arrangers for a term of not less than 10 years providing the Borrower and its subsidiaries with the rights to use during such period the three ships with respect to which the Borrower and its subsidiaries have previously made purchase price deposits.

Negative Covenants:	(a)	limitations on indebtedness, with exceptions to be agreed, including (i) a basket for purchase money debt and capitalized leases in an amount to be agreed, (ii) letters of credit of foreign subsidiaries in an amount to be agreed, (iii) indebtedness of foreign subsidiaries incurred in connection with grower loan programs in an amount to be agreed, (iv) foreign subsidiary debt in an amount to be agreed and (v) a general basket to be agreed;

	(b)	limitation on liens (which shall permit, among other things, a general liens basket to be agreed);

	(c)	limitation on restricted payments (which shall permit, among other things (i) a general restricted payments basket in an amount to be agreed and (ii) subject to no event of default and compliance with a financial covenant to be determined, restricted payments utilizing the Available Amount (to be defined) basket);

	(d)	limitation on investments (which shall permit, among other things, (i) advances to officers and employees in an amount to be agreed, (ii) intercompany investments, subject to limitations to be agreed, (iii) investments in grower programs in an amount to be agreed and (iv) other investments in an amount to be agreed);

	(e)	limitation on certain prepayments of subordinated indebtedness and certain unsecured indebtedness;

	(f)	limitations on transactions with affiliates;

	(g)	limitation on changes in fiscal year;

	(h)	limitation on restrictions on distributions from subsidiaries;

(i) limitation on mergers and certain asset sales (which shall permit, among other things, a disposition basket in an annual amount not to exceed an amount to be agreed so long as with respect to any asset sale in excess of an amount to be agreed, Holdings or the applicable subsidiary receives at least 75% cash and cash equivalents as consideration for such sale); and

(j) a requirement to sell assets resulting in net cash proceeds to the Borrower and its subsidiaries of not less than $60 million in each two year period following the Closing Date and to immediately prepay Term Loans with such $60 million of net cash proceeds; provided that the Borrower shall be entitled to a credit against such obligation to the extent the amount of prepayments of Term Loans prior to such date (other than in connection with a refinancing) exceeds $140 million for the first two year period following the Closing Date, $310 million for the first four year period following the Closing Date and $500 million for the first six year period following the Closing Date.

Financial Covenants:	None.

Events of Default:	The Term Facility Documentation will contain the following events of default (in each case applicable to Holdings and its subsidiaries (in certain cases limited to material subsidiaries), subject to materiality thresholds, baskets, exceptions and customary grace periods consistent with the Documentation Principles): nonpayment of principal, interest or fees; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 days after notice by the Term Administrative Agent); cross-default to other indebtedness in an amount in excess of $25 million (; provided that an event of default under the financial covenant in the ABL Facility will not constitute an event of default under the Term Facility Documentation until and unless the ABL Lenders have terminated the commitments under the ABL Facility or exercised any remedies against the Collateral); bankruptcy events; unsatisfied judgments in excess of $50 million; invalidity or repudiation of any guarantees or security document with respect to a material portion of the collateral; certain ERISA events; and change in control.

Assignments and Participations:	Each assignment (unless to another Term Lender or its affiliates) shall be in a minimum amount of $1 million (unless the Borrower and the Term Administrative Agent otherwise consent or unless the assigning Term Lender’s exposure is thereby reduced to $0). Assignments (which may be non-pro rata among loans and commitments) of the Term Loans or commitments shall require the Borrower’s and the Term Administrative Agent’s consent (such consents not to be unreasonably withheld or delayed), except that (i) no such consent of the Borrower or the Term Administrative Agent need be obtained to effect an assignment of Term Loans to any Term Lender (or its affiliates or approved funds) and (ii) no consent by the Borrower will be required if a payment or bankruptcy event of default has occurred and is continuing; provided that Borrower will be deemed to have consented to an assignment if it does not respond to a request for assignment within 10 business days. Participations shall be permitted without restriction. Voting rights and benefits of participants are subject to customary limitations.

Waivers and Amendments:	Amendments and waivers of the provisions of the Term Facility Documentation will require the approval of Term Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Term Facility (the “Required Lenders”), except that (a) the consent of each Term Lender directly affected thereby will be required with respect to (i) increases in commitment amounts of such Term Lender, (ii) reductions of principal, interest or fees owing to such Term Lender, (iii) extensions of scheduled payments of any Term Loans (including at final maturity) of such Term Lender or times for payment of interest or fees owing to such Term Lender and (iv) modifications to the pro rata sharing and payment provisions, assignment provisions or the voting percentages, (b) the consent of all of the Term Lenders shall be required with respect to releases of all or substantially all of the collateral or the value of the Guaranties provided by the Guarantors taken as a whole and (c) class voting rights for Term Lenders under each affected tranche of the Term Facilities shall be required for certain types of amendments and waivers; provided that if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrower shall have the right to either (x) substitute any non-consenting Term Lender by having its Term Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions described above, or (y) with the express written consent of the Required Lenders, terminate the commitment of, and repay the obligations owing to, any non-consenting Term Lender, subject to repayment in full of all obligations of the Borrower owed to such Term Lender relating to the Term Loans with, in the case of either preceding clause (x) or (y), the payment by the Borrower to each non-consenting Term Lender of the applicable Prepayment Fee (if such assignment or repayment occurs prior to the first anniversary of the Closing Date).

In addition, the Term Facility Documentation shall provide for the amendment (or amendment and restatement) of the Term Facility Documentation to provide for a new tranche of replacement term loans to replace all of the Term Loans, subject to customary limitations (including as to tenor, weighted average life to maturity, “effective yield” and applicable covenants prior to the Term Loan Maturity Date), with the consent of the Term Administrative Agent, the Borrower and the Term Lenders providing such replacement term loans.

Indemnification; Expenses:	All reasonable and documented out-of-pocket expenses of the Lead Term Facility Arrangers and the Term Administrative Agent (and the Term Lenders for enforcement costs) associated with the preparation, execution and delivery of any waiver or modification (whether or not effective) requested by Holdings of, and the enforcement (as against the

Credit Parties) of, any Term Facility Documentation (including reasonable and documented fees, disbursements and other charges of a single counsel for the Term Administrative Agent; provided that reasonable fees, disbursements and other charges of additional counsel shall be reimbursed in the event of a need for local counsel) are to be paid by the Credit Parties.

The Credit Parties shall indemnify each of the Lead Term Facility Arrangers, the Term Administrative Agent and the other Term Lenders and hold them harmless from and against all liabilities and related reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees, disbursements and other charges of a single counsel (provided that additional counsel may be retained in the event of conflict or a need for local counsel) arising out of or relating to any litigation or other proceeding) regardless of whether the Lead Term Facility Arrangers, the Term Administrative Agent or any such other Term Lender is a party thereto that relate to the Term Facility, the Term Facility Documentation or any transactions related thereto, except (i) to the extent resulting from the gross negligence or willful misconduct of such person or its officers, directors, employees, affiliates, agents or controlling persons, in each case, which are rendering services on behalf of such indemnified person under the Term Facility Documentation, (ii) to the extent resulting from a material breach of the obligations of any indemnified person or such indemnified person’s principals, directors, officers, employees, representatives or agents, in each case, which are rendering services on behalf of such indemnified person under the Term Facility Documentation (in each case of the preceding clauses (i) or (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (iii) to the extent resulting from any dispute solely among the Indemnified Persons (other than any dispute involving the Term Administrative Agent, any Lead Term Facility Arranger or any other agent or person acting in any similar capacity, in each case, in its capacity as such) and not involving any act or omission of the Borrower or any of its affiliates.

Governing Law and Forum; Submission to Exclusive Jurisdiction:	All Term Facility Documentation shall be governed by the internal laws of the State of New York (except security documentation that the Term Administrative Agent determines should be governed by local or foreign law). The Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Term Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment).

Waiver of Jury Trial:	All parties to the Credit Documents will waive the right to trial by jury.

Counsel to Administrative Agent and Lead Bank Arrangers:	Cahill Gordon & Reindel LLP.

Exhibit C

Project Fresh

$150 million ABL Facility

Summary of Principal Terms and Conditions1

Borrowers:	Initially, Merger Sub and, immediately following the Merger, the Company (the “Borrower”) and Solvest, Ltd. (the “Solvest”).

ABL Administrative Agent:	DBNY will act as sole administrative agent and collateral agent (in such capacities, the “ABL Administrative Agent”) for a syndicate of banks, financial institutions and other lenders (together with DBNY, the “ABL Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Book-Running Managers:	DBSI, Merrill Lynch and Scotia will act as the joint lead arrangers and joint book-running managers for the ABL Facility (as defined below), and will perform the duties customarily associated with such roles (the “Lead ABL Arrangers”).

ABL Facility:	A.	Revolving Commitments

		1.	Amount: Revolving Commitments in an aggregate initial principal amount of $135 million (the “Revolving Commitments”) as such amount may be increased upon the conversion of FILO Commitments (as defined below) or as provided below under “Uncommitted Revolving Commitments.” The Revolving Commitments will be available to the Borrower and Solvest for Revolving Loans (as defined below) in U.S. Dollars, with a sublimit available in Euros, Sterling and such other currencies as are acceptable to each ABL Lender and the ABL Administrative Agent. At the option of the Lead ABL Arrangers, the Revolving Commitments may be divided between a U.S. Dollar tranche and a multi-currency tranche, in which case, a customary CAM provision will be included. The ABL Credit Documentation (as defined below) will provide that any time Excess Availability (as defined below) is less than a level to be agreed, no further borrowings under the Revolving Commitments by the Borrower will be permitted unless Solvest has outstanding at least $15 million of Loans (as defined below)

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

2.	Letters of Credit: $75 million of the ABL Facility will be available for the issuance of stand-by and trade letters of credit (“Letters of Credit”) to support obligations of the Borrower and its subsidiaries reasonably satisfactory to DBNY (but, in any event, excluding the Term Facility, Senior Notes, the Senior Bridge Facility, other subordinated debt and equity interests). Maturities for Letters of Credit will not exceed twelve months (in the case of standby Letters of Credit) or 180 days (in the case of trade Letters of Credit), renewable annually thereafter in the case of standby Letters of Credit and, in any event, shall not extend beyond the fifth business day prior to the Revolving Termination Date (as defined below). Letter of Credit outstandings will reduce availability under the Revolving Commitments on a dollar-for-dollar basis. Each Lender with a Revolving Commitment shall acquire an irrevocable and unconditional pro rata participation in all Letter of Credit outstandings.

3.	Swingline Loans: $25 million of the ABL Facility shall be available prior to the Revolving Termination Date for swingline loans denominated in U.S. Dollars (the “Swingline Loans” and, together with the Revolving Loans and the FILO Loans (as defined below), the “Loans”) to be made by DBNY (in such capacity, the “Swingline Lender”) on same-day notice. Any Swingline Loans will reduce availability under the Revolving Commitments on a dollar-for-dollar basis. Each Lender with a Revolving Commitment shall acquire an irrevocable and unconditional pro rata participation in each Swingline Loan. No Swingline Loans shall be permitted to be made to the extent there are unutilized FILO Commitments outstanding.

4.	Use of Proceeds. The proceeds of loans under the Revolving Commitments (the “Revolving Loans”) and Swingline Loans shall be utilized for working capital, capital expenditures and general corporate purposes; provided that, except to the extent provided in the Fee Letter, no portion of the Revolving Loans or Swingline Loans may be utilized to pay amounts owing to finance the Acquisition or the Refinancing or to pay any Transaction Costs (it being understood and agreed, however, that Letters of Credit (as defined below) may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the ABL Facility)).

5.	Maturity: The final maturity date of the Revolving Commitments shall be five years from the Closing Date (the “Revolving Termination Date”).

6.	Availability: Revolving Loans may be borrowed, repaid and reborrowed after the Closing Date and prior to the Revolving Termination Date in accordance with the terms of the definitive credit documentation governing the ABL Facility (the “ABL Credit Documentation”); provided that the borrowing of any Revolving Loan or Swingline Loan and the issuance of any Letter of Credit shall only be permitted to the extent that the aggregate principal amount of all Revolving Loans, Swingline Loans and Letters of Credit outstanding do not exceed the lesser of (x) the aggregate Revolving Commitments and (y) the Borrowing Base (as defined below) (such lesser amount, the “Line Cap”) and no Revolving Loans or Swingline Loans shall be permitted to be made to the extent that unutilized FILO Commitments are available.

7.	Borrowing Base: “Borrowing Base” shall mean, as of any date of determination, the result of:

(a) 85% of the amount of Eligible Accounts (to be defined in a customary manner) of the U.S. Credit Parties (as defined below), plus

(b) the lower of (x) 75% of the net book value (determined on a first in first out basis) in accordance with GAAP and (y) 85% of the appraised net orderly liquidation value, in each case, of Eligible Inventory (to be defined in a customary manner) of the U.S. Credit Parties, minus

(c) Reserves, if any, established by the ABL Administrative Agent (including, without limitation a PACA Reserve, Dilution Reserve, Rent Reserve and Inbound Freight Reserve).

Eligibility criteria and reserves will be established and adjusted from time to time by the ABL Administrative Agent based on its reasonable credit judgment in a manner consistent with the Documentation Principles. The Borrower will use its reasonable best efforts to complete a field examination and inventory appraisal satisfactory to the Lead ABL Arrangers prior to the Closing Date; provided that in the event such field examination and appraisal are not completed prior to the Closing Date (i) until the earlier of the 90th day after the Closing Date and completion of such appraisal and field examination, (x) the eligibility criteria and net orderly liquidation value will be based on those from the Borrower’s most recent ABL revolving credit agreement and the most recent appraisal delivered thereunder, (y) each of the percentages set forth in the definition of Borrowing Base shall be reduced by 10 percentage points for the first 30 days following the Closing Date, 15 percentage points for the period from day 31 through day 60 following the Closing Date and 20 percentage points starting on day 61 following the Closing Date and (z) the amount of the FILO Commitments shall, except for purposes of calculating commitment fees, be deemed to be zero and (ii) if such field examination and appraisal have not been completed on or prior to the 90th day after the Closing Date, an event of default shall occur under the ABL Facility.

The Borrower will be required to provide Borrowing Base Certificates 15 business days after the end of each fiscal month; provided that such Borrowing Base Certificates will also be required to be delivered within five Business Days after the end of each week during any Cash Dominion Period (as defined below).

	8.	Amend and Extend. The documentation for the ABL Facility will contain “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding ABL Commitments upon the request of the Borrower and without the consent of any other ABL Lender subject to customary procedures and limitations (it is understood that no existing Lender will have any obligation to commit to any such extension).

B.	FILO Commitments

	1.	Amount: First in last out revolving commitments in an aggregate initial principal amount of $15 million (the “FILO Commitments”) and, together with the Revolving Commitments, the “ABL Facility”). The FILO Commitments will be available to the Borrower and Solvest for FILO Loans (as defined below) in U.S. Dollars, with a sublimit available in Euros, Sterling and such other currencies as are acceptable to each Lender and the ABL Administrative Agent.

	2.	Conversion to Revolving Commitments: The FILO Commitment of each Lender will amortize and convert to a like principal amount of Revolving Commitment on a monthly straight-line basis during the period commencing at the end of the Borrower’s first fiscal month ending after the six month anniversary of the Closing Date and ending on the last day of the Borrower’s first fiscal month ending after the three year anniversary of the Closing Date.

	3.	Use of Proceeds. The proceeds of loans under the FILO Commitments (the “FILO Loans”) shall be utilized for working capital, capital expenditures and general corporate purposes; provided that no portion of the FILO

Loans may be utilized to pay amounts owing to finance the Acquisition or the Refinancing or to pay any Transaction Costs.

	4.	Availability: FILO Loans may be borrowed, repaid and reborrowed after the Closing Date and prior to the date on which the FILO Commitments are reduced to zero in accordance with the terms of the ABL Credit Documentation.

Uncommitted Revolving Commitment Increase:	The Borrower will have the right to solicit existing ABL Lenders and additional ABL Lenders to provide incremental commitments consisting of one or more increases to the Revolving Commitments (having identical terms to the then existing Revolving Commitments) in an aggregate principal amount not to exceed $75 million. No existing Lender shall have any obligation to provide any such increased Revolving Commitments.

Guaranties:	Holdings and each direct and indirect wholly owned U.S. subsidiary of the Borrower and, solely with respect to Solvest, each wholly owned direct and indirect Bermuda subsidiary of the Borrower (each, a “Guarantor” and, collectively, the “Guarantors” and together with Holdings, the “Credit Parties”) shall be required to provide an unconditional guaranty (collectively, the “Guaranties”) of all amounts owing under the ABL Facility and the obligations of the Borrower and its subsidiaries under interest rate, comodity and/or foreign currency swaps or similar agreements with a Lender or its affiliates or the ABL Administrative Agent or its affiliates (the “Secured Hedging Agreements”) and cash management obligations with a Lender or its affiliates or the ABL Administrative Agent or its affiliates (the “Secured Cash Management Obligations”). Such Guaranties shall be in form and substance satisfactory to the ABL Administrative Agent and shall be guarantees of payment and not of collection. The Borrower and its U.S. subsidiaries that are Guarantors (as defined below) are herein referred to as the “U.S. Credit Parties”. For the avoidance of doubt, Solvest and the Bermuda subsidiaries will not guarantee the obligations of the U.S. Credit Parties under the ABL Facility, Secured Hedging Agreements or Secured Cash Management Obligations.

Security:	All amounts owing under the ABL Facility and the Secured Hedging Agreements and Secured Cash Management Obligations (and all obligations under the Guaranties) will be initially secured by (A) a perfected first priority lien on, and pledge of, the ABL Priority Collateral (as defined in Exhibit B) and (B) a perfected second priority lien on and pledge of, the Term Priority Collateral (as defined in Exhibit B) (collectively, the “Collateral”). Additionally, all extensions of credit to Solvest under the ABL Facility and all Secured Cash Management Obligations and Secured Hedging Agreements of the Borrower’s non-U.S. subsidiaries will be secured by perfected first priority liens on, and pledges of, the assets of Solvest and the Guarantors formed under the laws of Bermuda that secure Solvest’s borrowings under the Existing Credit Agreement pursuant to Bermuda law charges and other filings in Bermuda consistent with the Existing Credit Agreement. The “waterfall” provisions of the ABL Facility shall provide that (i) all obligations in respect of Revolving Loans, Swingline Loans and Letters of Credit shall be paid from the proceeds of Collateral securing such obligations before any obligations in respect of the FILO Loans are paid from such proceeds and (ii) all obligations under the ABL Facility shall be repaid from the Collateral prior to any amounts owing under Secured Hedging Agreements and Secured Cash Management Obligations being paid. The rights and obligations of the Lenders under the Term Facility and the ABL Lenders in respect of the Collateral shall be set forth in a customary intercreditor agreement consistent with the Documentation Principles. For the avoidance of doubt, assets of Solvest and the Bermuda subsidiaries will not secure the obligations of the U.S. Credit Parties under the ABL Facility, Secured Hedging Agreements or Secured Cash Management Obligations.

Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to the Limited Conditionality Provisions.

Documentation:	The definitive documentation for the ABL Facility will be based on the Borrower’s most recent ABL revolving credit agreement with DBNY, as agent, with modifications to reflect changes in the size and nature of the Borrower’s business and current market practices, and will contain the terms set forth in this Exhibit C and will be mutually agreeable to the Borrower and Lead Arrangers and otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date (such precedent and requirements, the “Documentation Principles”). Notwithstanding the foregoing, the only conditions to the availability of the ABL Facility on the Closing Date shall be the applicable conditions set forth in or referred to in Section 5 of the Commitment Letter.

Optional Commitment Reductions:	The unutilized portion of the total Revolving Commitments or FILO Commitments may, upon three business days’ notice, be reduced or terminated by the Borrower without penalty in minimum amounts to be mutually agreed.

Voluntary Prepayments:	Voluntary prepayments may be made at any time on three business days’ notice in the case of LIBOR Loans, or one business days’ notice in the case of Base Rate Loans (or same day notice in the case of Swingline Loans), without premium or penalty, in minimum principal amounts to be mutually agreed; provided that (i) no voluntary prepayment of FILO Loans may be made at any time that Revolving Loans or Swingline Loans are outstanding and (ii) voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Mandatory Repayments And Cash Dominion:	On each date on which the FILO Commitments are reduced, (i) first, to the extent permitted by the Line Cap, FILO Loans will convert to Revolving Loans and (ii) second, to the extent of any excess, the Borrower and/or Solvest will repay any remaining excess of the FILO Loan over the FILO Commitments, in each case, to the extent necessary so that the aggregate principal amount of the FILO Commitments is not less than the aggregate principal amount of FILO Loans then outstanding. Additionally, if for any other reason at any time the aggregate principal amount of (i) FILO Loans exceeds the aggregate principal amount of FILO Commitments or (ii) Revolving Loans, Swingline Loans and Letters of Credit exceeds the Line Cap, the Borrower or Solvest will immediately prepay FILO Loans (in the case of clause (i)) or prepay Revolving Loans or Swingline Loans and/or cash collateralize Letters of Credit (in the case of clause (ii)) to the extent necessary to eliminate such excess.

The U.S. Credit Parties shall provide account control agreements in favor of the ABL Administrative Agent over deposit accounts where the proceeds of sales of inventory of the U.S. Credit Parties are deposited and over certain other deposit accounts of the U.S. Credit Parties within 90 days after the Closing Date (or such later date as the ABL Administrative Agent shall reasonably agree). During a Cash Dominion Period, all amounts in controlled accounts will be swept on a daily basis into a collection account (or accounts) maintained with the ABL Administrative Agent and used to repay Revolving Loans and Swingline Loans.

“Cash Dominion Period” means (a) the period from the date that Excess Availability (as defined below) shall have been less than the greater of (x) 10% of the Line Cap and (y) $15 million for at least 3 consecutive business days to the date Excess Availability shall have been at least the greater of (x) 10% of the Line Cap and (y) $15 million for 30 consecutive calendar days (a “Liquidity Condition”) or (b) upon the occurrence of an Event of Default, the period that such Event of Default shall be continuing.

“Excess Availability” shall mean, at any time, the excess of (a) the Line Cap at such time over (b) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding and (ii) all amounts outstanding under Letters of Credit (including issued and undrawn letters of credit) at such time.

Interest Rates:	At the Borrower’s option, Loans (other than (i) Swingline Loans which shall at all times be Base Rate Loans and (ii) foreign currency denominated Loans, which shall at all times be LIBOR Loans) may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR Loans, which shall bear interest at LIBOR (adjusted for statutory reserve requirements) as determined by the ABL Administrative Agent for the respective interest period, plus the Applicable Margin.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Revolving Loans (A) maintained as Base Rate Loans, initially 0.75%, and (B) maintained as LIBOR Loans, initially, 1.75%; (ii) in the case of FILO Loans (A) maintained as Base Rate Loans, initially, 2.00%, and (B) maintained as LIBOR Loans, initially, 3.00%; (iii) in the case of Swingline Loans, initially, 0.75%; provided that, from and after the end of the first full fiscal quarter ending after the Closing Date, each of the foregoing Applicable Margins shall be subject to (x) one 25 basis point step up if average daily Excess Availability for the previous fiscal quarter was less than 1/3 of the average daily Revolving Commitments during such fiscal quarter and (y) one 25 basis point step down if average daily Excess Availability for the previous fiscal quarter was greater than 2/3 of the average daily Revolving Commitments during such fiscal quarter.

“Base Rate” shall mean the highest of (x) the rate that the ABL Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate and (z) LIBOR for an interest period of one month plus 1.00%.

Interest periods of 1, 2, 3 and 6 months shall be available in the case of LIBOR Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by the applicable borrowing (or, if any such amount does not relate to a borrowing under the ABL Facility, the rate which is 2% in excess of the rate applicable to Revolving Loans maintained as Base Rate Loans). Such interest shall be payable on demand.

Yield Protection:	The ABL Facility shall include customary provisions (i) protecting the ABL Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (including Dodd-Frank Act or Basel III) and from the imposition of or changes in withholding or other taxes (subject in each case to limitations on time periods for claims and a right of the Borrower to replace any

ABL Lender making such a claim), (ii) indemnifying the ABL Lenders for breakage costs (excluding interest margin) in connection with, among other things, prepayment of LIBOR Rate borrowing other than on the last day of an interest period and (iii) protecting the Borrower and Solvest with respect to Foreign Account Tax Compliance Act. Such provisions shall be consistent with the Documentation Principles.

Commitment Fee:	A commitment fee, at a per annum rate of 0.375%, on the daily undrawn portion of the commitments of each ABL Lender under the ABL Facility (for such purpose, disregarding outstanding Swingline Loans as a utilization of the Revolving Commitments), will commence accruing on the Closing Date and will be payable quarterly in arrears; provided that such commitment fee for the Revolving Commitments and FILO Commitments shall be subject to reduction to 0.25% after the first full fiscal quarter after the Closing Date when utilization of such commitments for the previous quarter exceeds 50% of the amount of such commitments.

Letter of Credit Fees:	Letter of Credit fees shall be payable for the account of the ABL Lenders with Revolving Commitments on the daily average undrawn face amount of each Letter of Credit at a rate per annum equal to the applicable margin for Revolving Loans that are LIBOR rate loans in effect at such time, which fees shall be paid quarterly in arrears. In addition, an issuing fee on the face amount of each Letter of Credit in an amount per annum equal to 0.125% is payable to the L/C Lender for its own account, which fee shall also be payable quarterly in arrears.

Agent/Lender Fees:	The ABL Administrative Agent, the Lead ABL Arrangers and the ABL Lenders shall receive such fees as have been separately agreed upon.

Conditions Precedent:	A.	To Initial Loans:

Those conditions precedent set forth in Section 5 of the Commitment Letter and in clause B(iii) under “To All Loans and Letters of Credit” below.

	B.	To All Loans and Letters of Credit

(i) Except on the Closing Date (other than to the extent provided in Exhibit E), all representations and warranties shall be true and correct in all material respects (or, in all respects, if qualified by materiality) on and as of the date of each borrowing of a Loan and each issuance of a Letter of Credit (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects (or, in all respects, if qualified by materiality) as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date;

(ii) Except on the Closing Date, no default or event of default (to be defined) under the ABL Credit Documentation shall have occurred and be continuing, or would result from any borrowing of a Loan or issuance of a Letter of Credit; and

(iii) In the case of extensions of credit under the Revolving Commitments, Excess Availability after giving effect to such extension of credit would not be less than zero.

Representations and Warranties:	Subject to qualifications and limitations for materiality consistent with the Documentation Principles, the ABL Credit Documentation will contain the following representations and warranties (and applying to Holdings and its subsidiaries): organization; powers; subsidiaries; authorization; enforceability; governmental approvals; no conflicts; financial statements and financial condition; no material adverse effect; properties; litigation; taxes; solvency; environmental matters; labor relations; compliance with laws and agreements; disclosure; margin regulations; security interests; investment company status; and PATRIOT Act, FCPA and OFAC.

Covenants:	Subject to qualifications and exceptions consistent with the Documentation Principles, the ABL Credit Documentation will contain the following covenants (in each case applicable to Holdings and its subsidiaries, as appropriate):

Affirmative Covenants:	Financial statements and other information; collateral reporting (including Borrowing Base Certificates as set forth above); notices of material events; existence; conduct of business; payment of obligations; maintenance of properties; insurance; inspection rights; compliance with laws; compliance with agreements; use of proceeds and letters of credit; subsidiary guarantees; cash management; additional collateral and further assurances. The ABL Administrative Agent may conduct up to one (1) field examination and up to one (1) inventory appraisal (each at the expense of the Borrower) during any calendar year; provided that (X) if during such year Excess Availability has been less than 30% of the Revolving Commitments for 10 consecutive business days during such year, field examinations and inventory appraisals may each be conducted (at the expense of the Borrower) two (2) times during such calendar year or (Y) at any time during the continuation of an Event of Default, field examinations and inventory appraisals may be conducted (at the expense of the Borrower) as frequently as determined by the ABL Administrative Agent.

Negative Covenants:	(a) limitations on indebtedness (with exceptions to be agreed, including (i) a basket for purchase money debt and capitalized leases in an amount to be agreed, (ii) letters of credit of foreign subsidiaries in an amount to be agreed, (iii) indebtedness of foreign subsidiaries incurred in connection with grower loan programs in an amount to be agreed, (iv) foreign subsidiary debt in an amount to be agreed and (v) a general basket to be agreed);

	(b)	limitation on liens (which will permit, among other things, a general liens basket to be agreed on non-ABL Priority Collateral);

	(c)	limitation on restricted payments, which shall permit, among other things restricted payments subject to the satisfaction of the Payment Conditions (to be defined in a customary manner);

	(d)	limitation on investments (which shall permit, among other things, investments subject to the satisfaction of the Payment Conditions);

	(e)	limitation on certain prepayments of other indebtedness (which shall permit, among other things, prepayments subject to the satisfaction of the Payment Conditions);

	(f)	limitations on transactions with affiliates;

	(g)	limitation on changes in fiscal year;

	(h)	limitation on restrictions on distributions from subsidiaries; and

	(i)	limitation on mergers and certain asset sales (which shall permit, among other things, a disposition basket in an annual amount not to exceed an amount to be agreed so long as with respect to any asset sale in excess of an amount to be agreed, Holdings or the applicable subsidiary receives at least 75% cash and cash equivalents as consideration for such sale and if such sale involves ABL Priority Collateral with a value in excess of an amount to be agreed, the Borrower delivers an updated Borrowing Base Certificate at the time of such sale).

Financial Covenants:	A minimum Fixed Charge Coverage Ratio of 1.0:1.0 which shall be tested as of the most recent fiscal quarter in the event that Excess Availability on any day is less than the greater of (x) 10% of the Line Cap and (y) $15 million and on each subsequent fiscal quarter until Excess Availability has been over such threshold for not less than 30 consecutive days.

Events of Default:	The ABL Credit Documentation will contain the following events of default (in each case applicable to Holdings and its subsidiaries (in certain cases limited to material subsidiaries), subject to materiality thresholds, baskets, exceptions and customary grace periods consistent with the Documentation Principles): nonpayment of principal, interest or fees; material inaccuracy of representations and warranties or Borrowing Base Certificates; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 days after notice by the ABL Administrative Agent and, in the case of certain other affirmative covenants, to a shorter grace period); cross-default to other indebtedness in an amount in excess of $25 million; bankruptcy events; unsatisfied judgments in excess of $50 million; invalidity or repudiation of any guarantees or security document with respect to a material portion of the collateral; certain ERISA events; and change in control.

Assignments and Participations:	Each assignment (unless to another ABL Lender or its affiliates) shall be in a minimum amount of $1 million (or, in the case of an assignment of Revolving Commitments, $5 million) (unless the Borrower and the ABL Administrative Agent otherwise consent or unless the assigning Lender’s exposure is thereby reduced to $0). Assignments (which may be non-pro rata among Revolving Commitments and FILO Commitments) of the Loans or commitments shall require the Borrower’s and the ABL Administrative Agent’s, Swingline Lender’s and Letter of Credit issuer’s consent (such consents not to be unreasonably withheld or delayed), except that no consent by the Borrower will be required if a payment or bankruptcy event of default has occurred and is continuing; provided that Borrower will be deemed to have consented to an assignment if it does not respond to a request for assignment within 10 business days. Participations shall be permitted without restriction. Voting rights and benefits of participants are subject to customary limitations.

Waivers and Amendments:	Amendments and waivers of the provisions of the ABL Credit Documentation will require the approval of ABL Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the ABL Facility (the “Required Lenders”), except that (a) the consent of each ABL Lender directly affected thereby will be required with respect to (i) increases in commitment amounts of such ABL Lender, (ii) reductions of principal, interest or fees owing to such ABL Lender, (iii) extensions of scheduled payments of any Loans (including at final maturity) of such ABL Lender or times for payment of interest or fees owing to such ABL Lender, (iv) modifications to the pro rata sharing and payment provisions, assignment provisions or the voting percentages, (v) increases in advance rates and (vi) subordination of the ABL Facility or the lien securing the ABL Facility on ABL Priority Collateral, (b) the consent of all of the ABL Lenders shall be required with respect to releases of all or substantially all of the collateral or the value of the Guaranties provided by the Guarantors taken as a whole, (c) amendments to eligibility criteria and advance rates will require the consent of ABL Lenders holdings commitments and outstandings representing more than 66 2/3% of the aggregate commitments and outstandings under the ABL Facility and (d) class voting rights for ABL Lenders under each affected tranche of the ABL Facility shall be required for certain types of amendments and waivers; provided that if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrower shall have the right to either (x) substitute any non-consenting ABL Lender by having its Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions described above, or (y) with the express written consent of the Required Lenders, terminate the commitment of, and repay the obligations owing to, any non-consenting ABL Lender, subject to repayment in full of all obligations of the Borrower owed to such ABL Lender relating to the Loans and participations held by such ABL Lender.

Indemnification; Expenses:	All reasonable and documented out-of-pocket expenses of the Lead ABL Arrangers and the ABL Administrative Agent (and the ABL Lenders for enforcement costs) associated with the preparation, execution and delivery of any waiver or modification (whether or not effective) requested by Holdings of, and the enforcement (as against the Credit Parties) of, any Credit Document (including reasonable and documented fees, disbursements and other charges of a single counsel for the ABL Administrative Agent; provided that reasonable fees, disbursements and other charges of additional counsel shall be reimbursed in the event of a need for local counsel and expenses in connection with field examinations and appraisals) are to be paid by the Credit Parties.

The Credit Parties shall indemnify each of the Lead ABL Arrangers, the ABL Administrative Agent and the other ABL Lenders and hold them harmless from and against all liabilities and related reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees, disbursements and other charges of a single counsel (provided that additional counsel may be retained in the event of conflict or a need for local counsel) arising out of or relating to any litigation or other proceeding) regardless of whether the Lead ABL Arrangers, the ABL Administrative Agent or any such other ABL Lender is a party thereto that relate to the Facilities, the ABL Credit Documentation or any transactions related thereto, except to the extent (i) resulting from the gross negligence or willful misconduct of such person or its officers, directors, employees, affiliates, agents or controlling persons, in each case, which are rendering services on behalf of such indemnified person under the ABL Credit Documentation, (ii) to the extent resulting from a material breach of the obligations of any indemnified person or such indemnified person’s principals, directors, officers, employees, representatives or agents, in each case, which are rendering services on behalf of such indemnified person under the ABL Credit Documentation (in each case of the preceding clauses (i) or (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (iii) to the extent resulting from any dispute solely among the Indemnified Persons (other than any dispute involving the ABL Administrative Agent, any Lead ABL Arranger or any other agent or person acting in any similar capacity, in each case, in its capacity as such) and not involving any act or omission the Borrower or any of its affiliates.

Governing Law and Forum; Submission to Exclusive Jurisdiction:	All ABL Credit Documentation shall be governed by the internal laws of the State of New York (except security documentation that the ABL Administrative Agent determines should be governed by local or foreign law). The Borrower, Solvest and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the ABL Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment).

Waiver of Jury Trial:	All parties to the ABL Credit Documentation will waive the right to trial by jury.

Counsel to Administrative Agent and Lead ABL Arrangers:	Cahill Gordon & Reindel LLP.

Exhibit D

Project Fresh

$325 million Senior Bridge Facility

Summary of Principal Terms and Conditions2

Borrower:	Initially, Merger Sub or a wholly owned subsidiary of Holdings that will be merged into the Company and, immediately following the Acquisition, the Company (the “Borrower”).

Agent:	DBCI, acting through one or more of its branches or affiliates, will act as sole administrative agent (in such capacity, the “Administrative Agent”) and DBSI will act as syndication agent (the “Syndication Agent”) for a syndicate of banks, financial institutions and other lenders (together with DBCI, the “Bridge Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Book-Running Managers:	DBSI, Merrill Lynch and Scotia will act as joint lead arrangers and joint book-running managers for the Senior Bridge Facility (the “Lead Bridge Arrangers”), and will perform the duties customarily associated with such roles.

Senior Bridge Facility:	Senior bridge loans in an aggregate principal amount of up to $325 million (the “Senior Bridge Loans”).

Purpose:	The proceeds of the Senior Bridge Loans will be used by the Borrower, together with the proceeds of the Cash Common Equity Financing, the Term Facility then borrowed, any Senior Notes then issued on the Closing Date, and cash on hand of the Acquired Business to finance the Acquisition and the Refinancing and to pay related Transaction Costs.

Availability:	The full amount of the Senior Bridge Facility may be drawn only on the Closing Date. Amounts borrowed under the Senior Bridge Facility that are repaid or prepaid may not be reborrowed.

Guarantees:	Each existing and subsequently acquired or organized domestic guarantor of any of the Senior Secured Credit Facilities will guarantee (the “Guarantees”) the Senior Bridge Loans on a senior basis.

Interest Rates:	The Senior Bridge Loans shall bear interest, reset monthly, at the rate of three-month LIBOR (subject to a LIBOR “floor” of 1.00%) plus 7.25% per annum (the “Interest Rate”) and such spread over LIBOR shall automatically increase by 0.50% on each three month anniversary of the

[2]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit B thereto (the “Senior Secured Credit Facilities Term Sheet”).

Closing Date that Senior Bridge Loans are outstanding; provided, however, that the interest rate determined in accordance with the foregoing shall not exceed the Total Bridge Loan Cap (as defined in the Fee Letter) at any time. At any time on or after the date the Borrower converts the Senior Bridge Loans to Senior Extended Term Loans (the “Conversion Date”), the Senior Extended Term Loans shall bear interest at a fixed rate per annum equal to the Total Bridge Loan Cap.

Interest Payments:	Interest on the Senior Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by the Senior Bridge Loans. Such interest shall be payable on demand.

Conversion and Maturity:	Any outstanding amount under the Senior Bridge Loans will be required to be repaid in full on the earlier of (a) one year following the initial funding date of the Senior Bridge Loans (the “Bridge Loan Maturity Date”) and (b) the closing date of any permanent financing; provided, however, that if the Borrower has failed to raise permanent financing before the date set forth in (a) above, the Senior Bridge Loans shall be converted, subject to the conditions outlined in “Conditions to Conversion” on Exhibit C-1 to a senior term loan facility (the “Senior Extended Term Loans”) with a maturity of seven years after the Conversion Date. At any time or from time to time on or after the Conversion Date, at the option of the Bridge Lenders, the Senior Extended Term Loans may be exchanged in whole or in part for senior exchange notes (the “Senior Exchange Notes”) having an equal principal amount and having the terms set forth in Annex C-2 hereto; provided that the Borrower may defer the first issuance of Senior Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $100 million in principal amount of Senior Exchange Notes, and subsequent Senior Exchange Note issuances shall be subject to customary frequency limitations.

Mandatory Prepayments:	Subject to customary exceptions to be agreed, the Borrower will prepay the Senior Bridge Loans, without premium or penalty, together with accrued interest to the prepayment date, with any of the following: (i) the net proceeds from the issuance of certain debt to be agreed or of equity securities of Holdings or its subsidiaries; provided that in the event any Initial Bridge Lender or affiliate of an Initial Bridge Lender purchases debt securities from the Borrower pursuant to a “securities demand” under the Fee Letter at an issue price above the level at which such Initial Bridge Lender or affiliate has determined such debt securities can be resold by such Initial Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net proceeds received by the Borrower in respect of such debt securities may, at the option of such Initial Bridge Lender or affiliate, be applied first to repay the Senior Bridge Loans of such Initial Bridge Lender or affiliate (provided that if there is more than one such Initial Bridge Lender or affiliate then such net proceeds will be applied pro rata to repay the Senior Bridge Loans of all such Initial Bridge Lenders or affiliates in proportion to such Initial Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Senior Bridge Loans held by other Initial Bridge Lenders; and (ii) subject to customary exceptions to be agreed and to repayment requirements under the Senior Secured Credit Facilities, the net proceeds from asset sales by the Borrower or any of the Borrower’s subsidiaries.

Voluntary Prepayments:	The Senior Bridge Loans may be prepaid prior to the Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Change of Control:	In the event of a Change of Control, each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Senior Bridge Loans at a price of 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of prepayment.

Assignments and Participations:	The Bridge Lenders shall have the right to assign their interest in the Senior Bridge Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Lead Bridge Arranger; provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure (as defined in the Fee Letter) has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Bridge Lenders that are affiliated with the Bridge Lead Arrangers (together with their affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans. In addition, each Bridge Lender may sell participations in all or a portion of its loans and commitments under the Bridge Facility; provided that purchases participations shall be subject to customary limitations.

Conditions Precedent to Borrowing:	Those conditions precedent set forth in or referred to in Section 5 of the Commitment Letter.

Representations and Warranties:	The definitive documentation relating to the Senior Bridge Loans (the “Senior Bridge Loan Documents”) will contain representations and warranties relating to the Borrower and its subsidiaries substantially similar to those contained in the Senior Secured Credit Facilities.

Covenants:	The Senior Bridge Loan Documents will contain customary affirmative and negative covenants (with customary carve-outs and exceptions), including, without limitation, restrictions on the ability of the Borrower and its subsidiaries to incur additional indebtedness, pay certain dividends and make certain other restricted payments and investments, impose restrictions on the ability of the Borrower’s subsidiaries to pay dividends or make certain payments to the Borrower, create liens, enter into transactions with affiliates, and merge, consolidate or transfer substantially all of their respective assets and a requirement to use commercially reasonable efforts to refinance the Senior Bridge Loans. Further, during the term of the Senior Bridge Loans, the covenants will be more restrictive than the covenants applicable to the Senior Extended Term Loans in a manner customary for such financings.

Events of Default:	Customary for transactions of this type, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, cross acceleration of and failure to pay at final maturity other indebtedness aggregating an amount to be agreed upon, subject to, in certain cases, notice and grace provisions.

Voting:	Amendments and waivers of the Senior Bridge Loan Documents will require the approval of Bridge Lenders holding at least a majority of the outstanding Senior Bridge Loans and Senior Exchange Notes and/or Senior Extended Term Loans, except that the consent of each directly affected Bridge Lender and/or holder of a Senior Exchange Note will be required for, among other things, (i) reductions of principal and interest rates and fees, (ii) extensions of the Bridge Loan Maturity Date, (iii) additional restrictions on the right to exchange Senior Extended Term Loans for Senior Exchange Notes or any amendment of the rate of such exchange or (iv) any amendment to the Senior Exchange Notes that requires (or would, if any Senior Exchange Notes were outstanding, require) the approval of all holders of Senior Exchange Notes.

Cost and Yield Protection:	To conform to the Senior Secured Credit Facilities.

Expenses and Indemnification:	To conform to the Senior Secured Credit Facilities.

Governing Law and Forum; Submission to Exclusive Jurisdiction:	To conform to the Senior Secured Credit Facilities (subject to modification for the absence of security).

Counsel to the Administrative Agent and the Lead Bridge Arranger:	Cahill Gordon Reindel LLP.

Annex D-I

Senior Extended Term Loans

Borrower:	Same as Senior Bridge Loans.

Guaranties:	Same as Senior Bridge Loans.

Collateral:	Same as Senior Bridge Loans.

Facility:	Subject to “Conditions to Conversion” below, the Senior Bridge Loans will convert into senior extended loans (the “Senior Extended Term Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Senior Bridge Loans on the one year anniversary of the Closing Date (the “Conversion Date”). Subject to the conditions precedent set forth below, the Senior Extended Term Loans will be available to the Borrower to refinance the Senior Bridge Loans on the Conversion Date. The Senior Extended Term Loans will be governed by the Senior Bridge Loan Documents and, except as set forth below, shall have the same terms as the Senior Bridge Loans.

Maturity:	Seven years from the Conversion Date (the “Final Maturity Date”).

Interest Rate:	Senior Extended Term Loans shall bear interest at a fixed rate per annum equal to the Total Bridge Loan Cap. Interest shall be payable in arrears semi-annually commencing on date that is six months following the Bridge Loan Maturity Date and on the maturity date of the Senior Extended Term Loans, computed on the basis of a 360 day year.

Optional Repayments:	The Senior Extended Term Loans may be prepaid, in whole or in part, in minimum denominations to be agreed, at par plus accrued and unpaid interest upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

Change of Control:	In the event of a Change of Control, each Senior Extended Senior Term Loan lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Senior Extended Term Loan at a price of 100% of the principal amount thereof plus accrued and unpaid interest to the prepayment date.

Prior to the third anniversary of the Conversion Date, the Borrower may repay such Senior Extended Term Loans at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Conversion Date plus 50 basis points.

Prior to the third anniversary of the Conversion Date, the Borrower may redeem up to 35% of such Senior Extended Term Loans with proceeds from certain equity offerings (to be defined) at a price equal to par plus the interest rate on such Senior Extended Term Loans.

D-I-1

Covenants, Events of Default and Prepayments:	From and after the Conversion Date, the covenants, events of default and prepayment provisions applicable to the Senior Extended Term Loans will conform to those applicable to the Senior Exchange Notes.

Conditions to Conversion:	The Senior Bridge Loans shall be converted to Senior Extended Term Loans on the Conversion Date unless: (A) the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding, or (B) there exists a payment default (whether or not matured) with respect to the Senior Bridge Loans or any fees payable thereunder; provided, however, that if an event described in clause (B) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of the Senior Bridge Loans has not expired, the Conversion Date shall be deferred until the earlier to occur of (i) the cure of such event or (ii) the expiration of any applicable grace period.

D-I-2

Annex D-II

Senior Exchange Notes

Issuer:	Same as Senior Extended Term Loans.

Guarantees:	Same as Senior Extended Term Loans.

Collateral:	Same as Senior Extended Term Loans.

Maturity:	Seven years from the Conversion Date.

Interest Rate; Redemption:	Each Senior Exchange Note shall bear interest at a fixed rate per annum equal to the Total Bridge Loan Cap. Interest shall be payable in arrears semi-annually commencing on date that is six months following the Bridge Loan Maturity Date and on the maturity date of the Senior Exchange Notes, computed on the basis of a 360 day year.

Optional Prepayment:	Subject to the following paragraph, the Senior Exchange Note may be prepaid, in whole or in part, in minimum denominations to be agreed, at par plus accrued and unpaid interest upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

If any Senior Exchange Notes have been sold to a bona fide investor that is neither an Agent (nor a participant thereof) nor any of its affiliates (other than asset management affiliates), then, except as set forth below, such Senior Exchange Notes will be non-callable until the third anniversary of the Closing Date. Thereafter, such Senior Exchange Notes may be called at par plus accrued interest plus a premium equal to three-quarters of the interest rate on such Senior Exchange Notes, which premium shall decline ratably on each subsequent anniversary of the Conversion Date to zero on the date that is two years prior to the maturity of the Senior Exchange Notes.

Prior to the third anniversary of the Closing Date, the Borrower may redeem such Senior Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 35% of such Senior Exchange Notes with proceeds from certain equity offerings (to be defined) at a price equal to par plus the interest rate on such Senior Exchange Notes.

Offer to Repurchase Upon a Change of Control:	Customary for publicly traded high yield debt securities.

Defeasance and Discharge Provisions:	Customary for publicly traded high yield debt securities.

Modification:	Customary for publicly traded high yield debt securities.

D-II-1

Covenants:	The indenture governing the Senior Exchange Notes will include provisions customary for an indenture governing publicly traded high yield debt securities other than SEC filing requirements.

Registration Rights:	None; 144A for life.

Events of Default:	Customary for publicly traded high yield debt securities.

D-II-2

Exhibit E

Project Fresh

$675,000,000 Term Facility

$150,000,000 ABL Facility

$325,000,000 Senior Bridge Facility

Summary of Additional Conditions Precedent

Capitalized terms used in this Exhibit E but not defined herein shall have the meanings set forth in the other Exhibits attached to the commitment letter to which this Exhibit E is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit E shall be determined by reference to the context in which it is used.

The initial borrowing under the Facilities shall be subject to the following additional conditions precedent:

1. Concurrently with the initial funding under the Facilities and (if applicable) the issuance of the Senior Notes, the Acquisition shall have been consummated in accordance with the terms and conditions of the Acquisition Agreement, and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and neither Holdings nor any affiliate thereof shall have consented to any action which would require the consent of Holdings or such affiliate under the Acquisition Agreement, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Arranger (it being understood and agreed that (i) any reduction in purchase price in excess of 10% or any increase in purchase price shall be deemed to be materially adverse to the Lenders, (ii) any decrease in the purchase price of 10% or less shall not be deemed to be materially adverse to the Lenders but shall be applied to a pro rata reduction of the Term Facility and the Senior Bridge Facility and (iii) any alteration, supplement, amendment, modification, waiver or consent with respect to the so-called “Xerox” provisions of the Acquisition Agreement providing protection with respect to exclusive jurisdiction, waiver of jury trial, liability caps and third party beneficiary status for the benefit of the Agents, the Lenders and their respective affiliates shall be deemed to be adverse to the interests of the Lenders in a material respect).

2. The Refinancing shall have been consummated and, unless the Existing Credit Agreement is amended and restated as contemplated by Exhibit A, all commitments, security interests and guaranties in connection therewith shall have been terminated and released, all to the reasonable satisfaction of the Agents. After giving effect to the consummation of the Transaction, Holdings and its subsidiaries shall have no third party indebtedness for borrowed money other than (i) the Senior Notes and/or the Senior Bridge Facility, (ii) the Senior Secured Credit Facilities and (iii) other indebtedness consisting of grower lowers, capitalized leases and other indebtedness incurred in the ordinary course of business in an aggregate principal amount pursuant to this clause (iii) not to exceed $30 million. On a pro forma basis, immediately after giving effect to the Transaction, the Borrower and its subsidiaries shall have unrestricted cash and cash equivalents of not less than $60 million.

3. Holdings shall have received cash from the Common Equity Financing equal to the amounts and in the forms specified for in Exhibit A to the Commitment Letter and Holdings shall have contributed all proceeds of the Cash Common Equity Financing to Merger Sub as a common equity contribution.

4. Each Credit Party and the applicable Lenders shall have executed and delivered, with respect to the Term Facility, the Term Facility Documentation, with respect to the ABL Facility, the ABL Credit Documentation and, with respect to the Senior Bridge Facility, the Senior Bridge Loan Documentation, in each case, to which they are parties. The Guaranties and Security Agreements required by the Term Facility Term Sheet, the ABL Facility Term Sheet and the Bridge Facility Term Sheet shall have been executed and delivered, and, subject to the Limited Conditionality Provisions, the Lenders under the ABL Facility and the Term Facility shall have a first priority perfected security interest in all assets of the Borrower and the Guarantors as, and to the extent, required by the Term Facility Term Sheet and the ABL Facility Term Sheet and (iv) the Acquisition Agreement Representations shall be accurate in all material respects and the Specified Representations shall be accurate in all material respects.

5. The Lenders shall have received (1) customary legal opinions from counsel (including, without limitation, New York counsel) in form, scope and substance reasonably acceptable to the Agents, (2) a solvency certificate, in substantially the form attached hereto as Annex I, from the chief financial officer of Holdings and (3) customary evidence of authority, customary officer’s certificates, customary borrowing requests, customary Uniform Commercial Code lien searches with respect to the Borrower and the Guarantors and evidence of good standing (to the extent applicable) in the respective jurisdictions of organization of the Borrower and the Guarantors.

6. The Agents shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for the three fiscal years of the Acquired Business ended at least 60 days prior to the Closing Date, (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for each fiscal quarter (other than the quarter ending December 28, 2013) of the Acquired Business ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date and (3) pro forma selected consolidated financial statements of Holdings and its subsidiaries (including the Acquired Business) meeting the requirements of Regulation S-X for registration statements (as if such a registration statement for a debt issuance of the Borrower, guaranteed by Holdings, became effective on the Closing Date) on Form S-1 and a pro forma consolidated statement of income of the Borrower for the four fiscal quarter period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days before the Closing Date (or 90 days prior to the Closing Date in case such four quarter fiscal period is the end of the Acquired Business’ fiscal year), prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period.

7. With respect to each of the Senior Secured Credit Facilities, the Lead Arrangers shall have had a period of not less than 15 consecutive business days after completion of a customary confidential information memorandum with respect to the Senior Secured Credit Facilities to market and syndicate the Senior Secured Credit Facilities (provided that (i) such period shall commence after September 2, 2013, (ii) November 29, 2013 shall be excluded as a business day for such purposes and (iii) such period shall either end on or prior to December 20, 2013 or commence after January 6, 2014). With respect to the Senior Bridge Facility, you shall have engaged one or more investment banks satisfactory to the Lead Arrangers (collectively, the “Investment Bank”) to sell or place the Senior Notes and shall ensure that (a) the Investment Bank and the Lead Arrangers each shall have received, not later than 15 business days prior to the Closing Date (provided that (i) such period shall commence after September 2, 2013, (ii) November 29, 2013 shall be excluded as a business day for such purposes and (iii) such period shall either end on or prior to December 20, 2013 or commence after January 6, 2014) a draft preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, the “Offering Documents”) suitable for use in a customary “high-yield road show” relating to the Senior Notes, in each case, which contain all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) and all pro forma financial statements, business and other financial data of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (subject to customary exceptions including information regarding executive compensation and information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Senior Notes (and you shall have made commercially reasonable efforts to arrange the delivery of such comfort or, if no Senior Notes were issued, a draft thereof) and (b) the Investment Bank shall have been afforded a period of at least 15 consecutive business days following receipt of an Offering Document including the information described in clause (a) above to seek to place the Senior Notes with qualified purchasers thereof (provided that (i) such period shall commence after September 2, 2013, (ii) November 29, 2013 shall be excluded as a business day for such purposes and (iii) such period shall either end on or prior to December 20, 2013 or commence after January 6, 2014).

8. As a condition to the availability of the ABL Facility, the Borrower shall have delivered a Borrowing Base Certificate signed by a responsible financial officer of the Borrower calculating the Borrowing Base as of the last day of the most recent fiscal month of the Borrower ended at least 15 business days prior to the Closing Date.

9. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter, payable to each Agent and the Lenders or otherwise payable in respect of the Transaction shall have been paid to the extent due to the extent, in the case of expenses, invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by Holdings).

10. To the extent requested at least five business days prior to the Closing Date by the Agents, the Agents shall have received, at least two business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

Annex I

Project Fresh

Form of Solvency Certificate

                 , 20

This Solvency Certificate (this “Certificate”) is delivered in connection with the [INSERT NAME OF FACILITY] dated as of                  , 20     (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among [INSERT NAMES OF PARTIES TO CREDIT AGREEMENT]. Capitalized terms used herein that are defined in the Credit Agreement are used herein as so defined

I am the duly qualified and acting Chief Financial Officer of Dole Food Company Inc. (the “Company”) and in such capacity, I believe as of the date hereof that:

Immediately after giving effect to the Transaction, the Company and its Subsidiaries, on a consolidated basis, are Solvent.

As used herein “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[SIGNATURE PAGE FOLLOWS]

I represent the foregoing information is provided to the best of my knowledge and belief and execute this Certificate this      day of              20    .

Dole Food Company Inc

By:
Name:	[ ]
Title:	[ ]

E-5